Exhibit 99.1

Contacts

Julie LeberLauren Burgos

Spotlight Marketing CommunicationsSpotlight Marketing Communications

949.427.1391949.427.1399

julie@spotlightmarcom.com lauren@spotlightmarcom.com

Strategic Storage Trust IV Expands Portfolio with Acquisition of

540-Unit Self Storage Facility in Houston

HOUSTON – (Nov. 7, 2018) – Strategic Storage Trust IV, Inc. (SST IV), a public non-traded real estate investment trust sponsored by SmartStop Asset Management, LLC (SmartStop), announced today its acquisition of a 540-unit self storage facility in Houston, TX.

“This facility is located in the fast growing NW Houston sub-market and is surrounded by established residential communities,” said Wayne Johnson, chief investment officer. “The acquisition, which comes on the heels of SST IV’s October 2018 acquisition of a six-facility self storage portfolio in the Greater Houston Area and College Station, Texas, will continue to expand the REIT’s footprint in the Houston area.”

Located at 8415 Queenston Blvd., the facility is comprised of approximately 63,000 net rentable square feet and is situated on 3.66 acres of land. Constructed in 2007, the facility features interior climate-controlled units, drive thru/drive-up units and four RV parking spaces. The facility was approximately 91 percent leased at the time of acquisition.

SST IV worked with the listing brokers Nick Walker and John Fenoglio of CBRE Inc. on the transaction.

About Strategic Storage Trust IV, Inc. (SST IV)

SST IV is a public non-traded REIT that focuses on the acquisition of stabilized and growth self storage properties. SST IV owns 14 self storage properties comprising approximately 8,400 self storage units and approximately 1,038,000 net rentable square feet of storage space, as well as one vacant lot of land for development.

About SmartStop Asset Management, LLC (SmartStop)

SmartStop is a diversified real estate company focused on self storage, student housing and senior housing assets. The company has approximately $1.7 billion of real estate assets under management, including 126 self storage facilities located throughout the United States and Toronto, Canada, comprised of approximately 80,000 units and 9.3 million rentable square feet. SmartStop’s real estate portfolio also includes five student housing communities with approximately 2,800 beds and 1.1 million square feet of space, as well as four senior housing communities with approximately 650 beds and 500,000 rentable square feet of space. SmartStop is the sponsor of four public non-traded REITs: Strategic Storage Trust IV, Inc., Strategic Storage Trust II, Inc., and Strategic Storage Growth Trust, Inc., all focused on self storage assets, and Strategic Student & Senior Housing Trust, Inc., focused on student and senior housing assets. SmartStop is also a national sponsor of Section 1031 exchange offerings using the Delaware statutory trust structure. Additional information regarding SmartStop is available at www.SAM.com and more information regarding SmartStop® Self Storage in the United States and Canada is available at www.smartstopselfstorage.com.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the Company’s public filings with the Securities and Exchange Commission. This is neither an offer nor a solicitation to purchase securities.

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